Exhibit 16.1

August 18, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the statements made by Netlist Inc. (copy attached), which we understand will be filed with the Commission pursuant to regulation S-K item 304 as part of the Company's Form S-1 Registration Statement dated August 18, 2006, and have the following comments:

  1.
  We agree with the statements made in the first and third paragraphs.

  2.
  We have no basis on which to agree or disagree with the statements made in the second paragraph.

Yours truly,

/s/ Deloitte & Touche LLP